INVESTMENT SUBADVISORY AGREEMENT

This Agreement is effective as of the 1st day of May, 2001, by and between American Express Financial Corporation ("AEFC"), a Delaware corporation and SSgA Funds Management, Inc. ( "Sub-Adviser"), a Massachusetts corporation.

Each of the Funds listed in Exhibit A (individually a "Fund" and collectively the "Funds"), is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act"); and

Each Fund has entered into an Investment Management Services Agreement with AEFC, an investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act"), under which AEFC provides investment advisory services to the Fund; and

Sub-Adviser is in the business of providing, among other things, investment advisory services and has a staff of experienced investment personnel and facilities for the kind of investment portfolio contemplated for the Funds.

Therefore, it is mutually agreed with respect to each Fund:

Part One:  Investment Management Services

(1) AEFC retains Sub-Adviser, and Sub-Adviser agrees, with respect to the Fund's assets allocated to Sub-Adviser by AEFC, to furnish the Fund continuously with suggested investment planning; to determine, consistent with the Fund's investment objectives and policies, which investments in Sub-Adviser's discretion, shall be purchased, held or sold and to execute or cause the execution of purchase or sell orders; to furnish all services of whatever nature required in connection with the management of the Fund's assets as provided under this Agreement; subject always to the direction and control of the Board of Directors of the Fund (the "Board"), the officers of the Fund and AEFC. Sub-Adviser agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions described in this Agreement.

(2) Sub-Adviser represents and warrants that it is and will remain registered as an investment adviser under the Advisers Act, unless exempt from registration.

(3) All transactions will be executed in accordance with the procedures and standards set forth in, or established in accordance with, the Investment Management Services Agreement between AEFC and the Fund. AEFC will provide Sub-Adviser with information concerning those procedures and standards, and Sub-Adviser will maintain records to assure that transactions have been executed in accordance with those procedures and standards.

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(4)  Books and Records.

     (a) Sub-Adviser agrees to maintain all required books and records, including accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for the Fund and to provide copies of such documents to AEFC or the Fund upon request.

     (b) Upon reasonable advance notice, Sub-Adviser agrees to provide accounting or other data concerning the Fund's investment activities to the Fund or its custodian or administrator to assist the Fund in preparing and filing all periodic financial reports or other documents required to be filed with the SEC and any other regulatory entity and to assist in calculating, each business day, the net asset value of the shares of the Fund in accordance with applicable law.

     (c) Sub-Adviser agrees that all books and records it maintains for the Fund are the property of the Fund and to surrender them promptly upon the Fund's request. In the event of termination of this Agreement, all books, records or other information shall be returned to the Fund free from any claim or assertion of rights by Sub-Adviser.

(5) On occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-Adviser, Sub-Adviser may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be purchased or sold for other clients in order to obtain favorable execution and lower brokerage commissions or prices. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Adviser in accordance with any written procedures maintained by Sub-Adviser, or if there are no such written procedures, in the manner Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

(6) Unless the Fund or AEFC gives written instructions to the contrary, the Fund shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested.

(7) Sub-Adviser agrees that the investment planning and investment decisions will be in accordance with investment policies and strategies of the Fund as disclosed to Sub-Adviser from time to time by the Fund and as set forth in the current prospectus and statement of additional information filed with the Securities and Exchange Commission (the "SEC").

(8) AEFC agrees that it will furnish to Sub-Adviser any information that the latter may reasonably request with respect to the services performed or to be performed by Sub-Adviser under this Agreement.

(9) Sub-Adviser agrees to provide the Board and AEFC with information and reports regarding its activities as may reasonably be requested by AEFC or the Board and to


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meet with any persons at the request of the AEFC or the Board for the purpose of reviewing Sub-Adviser's performance under this Agreement at reasonable times and upon five days advance written notice.

(10) It is understood and agreed that in furnishing the Fund with advisory services, neither Sub-Adviser, nor any of its officers, directors or agents will be held liable to AEFC, the Fund or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that Sub-Adviser may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as provided above, Sub-Adviser will not be accountable for any loss suffered by AEFC or the Fund by reason of the latter's action or nonaction on the basis of any advice or recommendation of Sub-Adviser, its officers, directors or agents.

Part Two:  Compensation and Allocation of Expenses.

(1) As compensation for Sub-Adviser's services, AEFC will pay Sub-Adviser a fee as described in Exhibit A. AEFC will pay this fee to Sub-Adviser on a monthly basis in cash within 15 business days after the last day of each month. In the event of the termination of this Agreement, the fee accrued will be prorated on the basis of the number of days that this Agreement is in effect during the month.

(2) Sub-Adviser will pay all of its own expenses incurred by it in connection with its activities under this Agreement.

Part Three:  Miscellaneous

(1) Sub-Adviser will be deemed to be an independent contractor and, unless expressly authorized, will have no authority to act for or represent the Fund.

(2) AEFC and the Funds agree that Sub-Adviser may render investment advice and other services to other persons that may or may not have investment policies and investments similar to those of the Fund, provided that these activities do not impair Sub-Adviser's ability to render services under this Agreement.

(3) Neither this Agreement nor any transaction under this Agreement will be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of the Fund are or may be interested in Sub-Adviser or any successor or assignee, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of Sub-Adviser are or may be interested in the Fund as directors, officers, shareholders, or otherwise; or that Sub-Adviser or any successor or assignee, is or may be interested in the Fund as shareholder or otherwise, provided, however, that neither Sub-Adviser, nor any officer, director or employee thereof, shall sell to or buy from the

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Fund any property or security  other than shares  issued by the Fund,  except in accordance with applicable regulations or orders of the SEC.

(4) Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

         All notices to be given to Sub-Adviser shall be mailed to:

                  Compliance Officer
                  SSgA Funds Management, Inc.
                  Two International Place
                  Boston, MA 02110

         All notices to be given to AEFC shall be mailed to:

                  Vice President, Investment Administration
                  American Express Financial Corporation
                  IDS Tower 10
                  Minneapolis, MN 55440

(5) Sub-Adviser agrees that no officer, director or employee of Sub-Adviser will deal for or on behalf of the Fund with himself or herself as principal or agent, or with any corporation or partnership in which he or she may have a financial interest, except that this shall not prohibit:

     (a) Officers, directors or employees of Sub-Adviser from having a financial interest in the Fund or in Sub-Adviser.

     (b) The purchase of securities for the Fund, or the sale of securities owned by the Fund, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of Sub-Adviser, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

     (c) Transactions with the Fund by a broker-dealer affiliate of Sub-Adviser as may be allowed by rule or order of the SEC, and if made pursuant to procedures adopted by the Fund's Board.

(6) Sub-Adviser agrees that, except as herein otherwise expressly provided or as may be permitted consistent with the use of a broker-dealer affiliate of Sub-Adviser under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this Agreement, make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except shares issued by the Fund) or other assets by or for the Fund.
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(7)  Sub-Adviser and AEFC each agree to protect the confidentiality of any non-public information provided to it by the other party or by the Fund.

(8)  This Agreement shall be governed by the laws of the state of Minnesota.

(9) Sub-Adviser will take reasonable steps to ensure that its products (and those of third-party suppliers) are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and, if any changes are required, Sub-Adviser will make the changes to its products at no cost to AEFC or the Fund and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

Part Four:  Renewal And Termination

(1) This Agreement, unless terminated under paragraph 2,3, or 4 below, will continue in effect from year to year, provided its continued applicability is specifically approved at least annually (i) by the Board or by a vote of the holders of a majority of the outstanding votes of the Fund and (ii) by vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" has the same meaning as set forth in the 1940 Act, as amended.

(2) This Agreement may be terminated at any time, without penalty, by the Board or by vote of the holders of a majority of the Fund's outstanding shares, on 60 days' written notice to AEFC or to Sub-Adviser.

(3) AEFC or Sub-Adviser may terminate this Agreement by giving 60 days' written notice to the other party.

(4) This Agreement will terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning set forth in the 1940 Act, as amended. Sub-Adviser agrees to notify AEFC and the Fund as soon as possible of any change in ownership or control of State Street that could cause an assignment of this Agreement. In the case of a voluntary assignment, notice will be provided at least 90 days prior to the voluntary assignment. In witness thereof, the parties have executed this Agreement as of the day and year first above written.
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AMERICAN EXPRESS FINANCIAL CORPORATION


By: /s/ Pamela J. Moret
    -------------------
        Pamela J. Moret
        Senior Vice President - Products Group


SSGA FUNDS MANAGEMENT, INC.



By: /s/ Gustaff V. Fish, Jr.
    ------------------------
        Gustaff V. Fish, Jr.
        President



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                                    EXHIBIT A

With respect to the Fund's assets allocated to Sub-Adviser, AEFC will pay Sub-Adviser a fee equal on an annual basis as follows:


Fund                                       Fee  (as a percent of average daily
                                           net assets)
AXP International Equity Index Fund        1st $50 million      0.150%
                                           Next $50 million     0.075
                                           Over $100 million    0.050


AEFC agrees to pay Sub-Adviser a minimum of $100,000 per year for managing the fund.